UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Marketo, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

57063L107

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 57063L107	Page 2 of 13 Pages

1.	Names of Reporting Persons. Storm Ventures Fund III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 2,303,832 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 2,303,832 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,303,832 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.3% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Storm Venture Associates III, L.L.C. (“SVA LLC”) is the general partner of Storm Ventures Fund III, L.P. (“SV III”) and Storm Ventures Affiliates Fund III, L.P. (“SVA III”) and the managing member of Storm Ventures Principals Fund III, L.L.C. (“SVP III”) and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 43,301,102 shares of the Issuer’s common stock outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 57063L107	Page 3 of 13 Pages

1.	Names of Reporting Persons. Storm Ventures Affiliates Fund III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 126,020 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 126,020 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 126,020 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 43,301,102 shares of the Issuer’s common stock outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 57063L107	Page 4 of 13 Pages

1.	Names of Reporting Persons. Storm Ventures Principals Fund III, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 71,368 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 71,368 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 71,368 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 43,301,102 shares of the Issuer’s common stock outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP No. 57063L107	Page 5 of 13 Pages

1.	Names of Reporting Persons. Storm Venture Associates III, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 2,531,298 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 2,531,298 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,531,298 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.8% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Consists of (i) 2,303,832 shares of the Issuer’s common stock held of record by SV III, (ii) 126,020 shares of the Issuer’s common stock held of record by SVA III, (iii) 71,368 shares of the Issuer’s common stock held of record by SVP III, (iv) 4,223 shares of the Issuer’s common stock issued upon settlement of restricted stock units granted to Tae Hea Nahm and transferred to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, (v) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (vi) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 43,326,957 shares of the Issuer’s common stock, which includes (i) 43,301,102 shares of the Issuer’s common stock outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015, (ii) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (iii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm.

CUSIP No. 57063L107	Page 6 of 13 Pages

1.	Names of Reporting Persons. Tae Hea Nahm
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 2,539,832 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 2,539,832 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,539,832 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.9% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 8,534 shares of the Issuer’s common stock held of record by the Nahm Family Trust dated 9-23-1999, (ii) 2,303,832 shares of the Issuer’s common stock held of record by SV III, (iii) 126,020 shares of the Issuer’s common stock held of record by SVA III, (iv) 71,368 shares of the Issuer’s common stock held of record by SVP III, (v) 4,223 shares of the Issuer’s common stock issued upon settlement of restricted stock units granted to Tae Hea Nahm and transferred to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, (vi) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which is deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (vii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which is deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm. Tae Hea Nahm is a trustee of the Nahm Family Trust dated 9-23-1999 and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such trust. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 43,326,957 shares of the Issuer’s common stock, which includes (i) 43,301,102 shares of the Issuer’s common stock outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015, (ii) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which is deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (iii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which is deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm.

CUSIP No. 57063L107	Page 7 of 13 Pages

1.	Names of Reporting Persons. Ryan Floyd
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,012 (1)
	6.	Shared Voting Power 2,533,010 (2)
	7.	Sole Dispositive Power 1,012 (1)
	8.	Shared Dispositive Power 2,533,010 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,534,022 (1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.8% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	Represents shares of common stock held of record by Ryan Floyd.

(2)	Consists of (i) 1,712 shares of the Issuer’s common stock held of record by the 2001 Gray Trust UDT May 14, 2001, (ii) 2,303,832 shares of the Issuer’s common stock held of record by SV III, (iii) 126,020 shares of the Issuer’s common stock held of record by SVA III, (iv) 71,368 shares of the Issuer’s common stock held of record by SVP III, (v) 4,223 shares of the Issuer’s common stock issued upon settlement of restricted stock units granted to Tae Hea Nahm and transferred to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, (vi) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (vii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm. Ryan Floyd is a trustee of the 2001 Gray Trust UDT May 14, 2001 and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such trust. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(3)	Based on 43,326,957 shares of the Issuer’s common stock, which includes (i) 43,301,102 shares of the Issuer’s common stock outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015, (ii) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (iii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm.

CUSIP No. 57063L107	Page 8 of 13 Pages

1.	Names of Reporting Persons. M. Alex Mendez
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 2,532,984 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 2,532,984 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,532,984 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.8% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 1,686 shares of the Issuer’s common stock held of record by the UA 10/14/1992 Mendez Trust, (ii) 2,303,832 shares of the Issuer’s common stock held of record by SV III, (iii) 126,020 shares of the Issuer’s common stock held of record by SVA III, (iv) 71,368 shares of the Issuer’s common stock held of record by SVP III, (v) 4,223 shares of the Issuer’s common stock issued upon settlement of restricted stock units granted to Tae Hea Nahm and transferred to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm. M, (vi) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (vii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm. Alex Mendez is a trustee of the UA 10/14/1992 Mendez Trust and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such trust. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 43,326,957 shares of the Issuer’s common stock, which includes (i) 43,301,102 shares of the Issuer’s common stock outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015, (ii) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (iii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm.

CUSIP No. 57063L107	Page 9 of 13 Pages

1.	Names of Reporting Persons. Sanjay Subhedar
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,686 (1)
	6.	Shared Voting Power 2,540,994 (2)
	7.	Sole Dispositive Power 1,686 (1)
	8.	Shared Dispositive Power 2,540,994 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,542,680 (1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.9% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	Represents shares of common stock held of record Sanjay Subhedar.

(2)	Consists of (i) 9,696 shares of the Issuer’s common stock held of record by Vayam Investments, L.P., (ii) 2,303,832 shares of the Issuer’s common stock held of record by SV III, (iii) 126,020 shares of the Issuer’s common stock held of record by SVA III, (iv) 71,368 shares of the Issuer’s common stock held of record by SVP III, (v) 4,223 shares of the Issuer’s common stock issued upon settlement of restricted stock units granted to Tae Hea Nahm and transferred to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, (vi) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (vii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm. Sanjay Subhedar is a trustee of the Vayam Revocable Trust, which serves as the general partner of Vayam Investments, L.P. and, as such, he may be deemed to have shared power to vote and dispose of the shares held of record by such entity. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(3)	Based on 43,326,957 shares of the Issuer’s common stock, which includes (i) 43,301,102 shares of the Issuer’s common stock outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015, (ii) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (iii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm.

Item 1.
	(a)	Name of Issuer: Marketo, Inc.
	(b)	Address of Issuer’s Principal Executive Offices: 901 Mariners Island Blvd. San Mateo, CA 94404

Item 2.
(a)

Name of Person Filing:

This Amendment No. 2 to Schedule 13G (the “Amendment”) amends the Schedule 13G (the “Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2014, as amended by Amendment No. 1 (the “Amendment No. 1”) filed with the Commission on February 13, 2015. This Amendment is being jointly filed by Storm Ventures Fund III, L.P. (“SV III”), Storm Ventures Affiliates Fund III, L.P. (“SVA III”), Storm Ventures Principals Fund III, L.L.C. (“SVP III”), Storm Venture Associates III, L.L.C. (“SVA LLC”), Tae Hea Nahm, Ryan Floyd, M. Alex Mendez and Sanjay Subhedar (collectively, the “Reporting Persons”). The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2015, a copy of which was filed as an exhibit to Amendment No. 1, and is incorporated herein by reference, pursuant to which the Reporting Persons have agreed to file the Statement and all amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

	(b)	Address of Principal Business Office or, if none, Residence: c/o Storm Ventures 3000 Sand Hill Road, Suite 4-210 Menlo Park, CA 94025
	(c)	Citizenship: See Item 4 of the cover page for each Reporting Person
	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 57063L107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable.

Item 4.	Ownership
The approximate percentages of the Issuer’s common stock reported as beneficially owned by each Reporting Person is based upon 43,301,102 shares outstanding as of November 2, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015; provided, that the approximate percentage of the Issuer’s common stock reported as beneficially owned by SVA LLC, Tae Hea Nahm, Ryan Floyd, M. Alex Mendez and Sanjay Subhedar is based upon 43,326,957 shares of the Issuer’s common stock, which includes (i) 43,301,102 shares outstanding as of November 2, 2015, (ii) 16,800 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm, and (iii) 9,055 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2015 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of a management agreement between SVA LLC and Tae Hea Nahm.
	(a)	Amount beneficially owned: See Row 9 of the cover page for each Reporting Person.

10

(b) Percent of class: See Row 11 of the cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of the cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of the cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of the cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of the cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Under certain circumstances set forth in the partnership agreements of SV III, SVA III and SVP III, the general and limited partners may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer’s common stock owned by the applicable fund. Under certain circumstances set forth in the limited liability company agreement of SVA LLC, the members may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer’s common stock owned by SVA LLC. Under certain circumstances set forth in the management agreement by and between SVA LLC and Tae Hea Nahm, SVA LLC may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer’s common stock owned by Tae Hea Nahm.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of the Group
Not Applicable.

Item 10.	Certifications
Not Applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2016

Storm Ventures Fund III, L.P.

By: Storm Venture Associates III, L.L.C., its General Partner

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Ventures Affiliates Fund III, L.P.

By: Storm Venture Associates III, L.L.C., its General Partner

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Ventures Principals Fund III, L.L.C.

By: Storm Venture Associates III, L.L.C., its Managing Member

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Venture Associates III, L.L.C.

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Tae Hea Nahm

By:	/s/ Kevin Melia
Kevin Melia Attorney-in-Fact

Ryan Floyd

By:	/s/Kevin Melia
Kevin Melia
Attorney-in-Fact

M. Alex Mendez

By:	/s/Kevin Melia
Kevin Melia
Attorney-in-Fact

Sanjay Subhedar

By:	/s/Kevin Melia
Kevin Melia
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit 1: Joint Filing Agreement, dated February 13, 2015, among the Reporting Persons (incorporated by reference to Exhibit 1 to the Statement filed with the Commission on February 13, 2015)

Exhibit 2: Power of Attorney – Storm Ventures Fund III, L.P., dated February 13, 2015 (incorporated by reference to Exhibit 2 to the Statement filed with the Commission on February 13, 2015)

Exhibit 3: Power of Attorney – Storm Ventures Affiliates Fund III, L.P., dated February 13, 2015 (incorporated by reference to Exhibit 3 to the Statement filed with the Commission on February 13, 2015)

Exhibit 4: Power of Attorney – Storm Ventures Principals Fund III, L.L.C., dated February 13, 2015 (incorporated by reference to Exhibit 4 to the Statement filed with the Commission on February 13, 2015)

Exhibit 5: Power of Attorney – Storm Venture Associates III, L.L.C., dated February 13, 2015 (incorporated by reference to Exhibit 5 to the Statement filed with the Commission on February 13, 2015)

Exhibit 6: Power of Attorney – Tae Hea Nahm, dated February 13, 2015 (incorporated by reference to Exhibit 6 to the Statement filed with the Commission on February 13, 2015)

Exhibit 7: Power of Attorney – Ryan Floyd, dated February 13, 2015 (incorporated by reference to Exhibit 7 to the Statement filed with the Commission on February 13, 2015)

Exhibit 8: Power of Attorney – M. Alex Mendez, dated February 13, 2015 (incorporated by reference to Exhibit 8 to the Statement filed with the Commission on February 13, 2015)

Exhibit 9: Power of Attorney – Sanjay Subhedar, dated February 13, 2015 (incorporated by reference to Exhibit 9 to the Statement filed with the Commission on February 13, 2015)

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